Exhibit 10.11

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (this “Agreement”), dated as of June 2, 2026, is made and entered into by and among Meridian3 Partners Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and each of Sir Ralf Speth and Stefan Berger (each a “Recipient” and together the “Recipients”).

WHEREAS, the Sponsor holds 5,031,250 Class B ordinary shares of Meridian3 Industrials Acquisition Corp, a Cayman Islands exempted company (the “Company”), par value $0.0001 per share (“Founder Shares”);

WHEREAS, the Founder Shares were initially issued on May 13, 2026, pursuant to a subscription agreement between the Sponsor and the Company for $25,000 ($0.005 per share) (the “Subscription Agreement”);

WHEREAS, Sir Ralf Speth currently serves as the chairman of the Company’s board of directors and Stefan Berger currently serves as the Company’s Chief Investment Officer, and the Sponsor wishes to compensate the Recipients for the services to be provided by them to the Company in the aforementioned roles with a compensation amount of $250,000 for each Recipient which may, in lieu of such cash payment, be paid in ordinary shares of the Company; and

NOW, THEREFORE, in consideration of the promises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Payment of Service-Based Compensation.

(a) The Sponsor hereby agrees to pay, subject to the conditions set out below, a sum of $250,000 to each of the Recipients in cash for their services for Sir Ralf Speth’s function as chairman of the Company’s board of directors and Stefan Berger’s function as Chief Investment Officer (the “Deferred Cash Compensation”); provided, however, that such Deferred Cash Compensation shall only be required to be made to the Recipients following the end of the lockup period specified in the Insider Letter to be entered into among the Company and various parties thereto to be signed in connection with the initial public offering of the Company and no such compensation shall be payable unless and until such time.

(b) In lieu of the Deferred Cash Compensation set out in Section 1 (a), the Sponsor may, in its sole discretion, assign and transfer to each Recipient, and each Recipient hereby agrees to receive and acquire, the relevant ordinary shares from the Sponsor (the “Shares”) as set forth on Annex I hereto (the “Substitute Share Compensation”).

Section 2. Director or Officer Status. On the date of this Agreement, each Recipient is a director or director nominee or officer of the Company. If any Recipient ceases to be a director or director nominee or officer of the Company for any reason whatsoever before a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses or entities, no Deferred Cash Compensation (or any Substitute Share Compensation) shall be payable to the relevant Recipient.

Section 2. Owner. The Sponsor represents and warrants that it owns, beneficially and of record, and has valid title to, and the right to transfer to the Recipients, all of the Shares, free and clear of any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever (“Encumbrances”), and the Recipients shall acquire, and have valid title to, the applicable Shares, free and clear of any and all Encumbrances, in each case, except as provided in, or contemplated by, the Subscription Agreement and the Insider Letter. No person has any written or oral agreement, arrangement or understanding or option for, or any right or privilege (whether by law, preemption or contract) that is or is capable of becoming an agreement, arrangement or understanding or option for, the purchase or acquisition from the Sponsor of any of the Shares.

Section 3. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions’ contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 4. Representations in relation to the Shares if the Sponsor elects to pay the Recipient in Shares in lieu of cash.

(a) Each of the Recipients represents and warrants, severally and not jointly, as follows, with respect to herself/himself: the Recipient hereby acknowledges that an investment in the Shares involves certain significant risks. The Recipient acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless the Shares are registered in accordance with federal and state securities laws or an exemption under such laws is available. The Recipient further acknowledges and hereby agrees that the Shares are subject to restrictions and obligations as set forth in the Subscription Agreement and the Insider Letter to be entered into among the Company and various parties thereto and the lock-up provisions therein to be signed in connection with the initial public offering of the Company. The Recipient further understands that any certificates evidencing the Shares bear a legend (as provided in the Subscription Agreement) referring to the foregoing transfer restrictions. The Shares are being assigned solely for the Recipient’s own account, for investment purposes only, and are not being assigned with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Recipient has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. The Recipient is able to bear the risk of its investment for an indefinite period of time. The Recipient has been given the opportunity to (i) ask questions of and receive answers from the Sponsor and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to assist the Recipient in evaluating the advisability of the receipt of the Shares and an investment in the Company. The Recipient is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects. The

Recipient is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(b) The Sponsor acknowledges and agrees that the Recipient’s Shares shall not be subject to forfeiture pursuant to the forfeiture provision contained in Section 3.1 of the Subscription Agreement. The Sponsor further acknowledges and agrees that in the event the over-allotment option granted to the underwriter of the initial public offering of the Company is not exercised in full, such Sponsor shall forfeit at the time such over-allotment option expires (or earlier if such underwriter waives its ability to exercise such over-allotment option) any and all rights to such number of Founder Shares as required by Section 3.1 of the Subscription Agreement.

Section 5. Assignment of Rights. The Sponsor may not assign either this Agreement or any of its rights, interests, or obligations hereunder, with respect to any Recipient, without the prior written approval of such Recipient. No Recipient may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Sponsor.

Section 6. Survival of Representations, Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement. All representations and warranties shall be effective regardless of any investigation made or which could have been made.

Section 7. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state.

Section 8. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts (including facsimile or PDF counterparts), each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

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[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SPONSOR:

MERIDIAN3 PARTNERS SPONSOR, LLC

By:	/s/ David Bulley
Name:	David Bulley
Title:	Manager

[Signature Page to Deferred Compensation Agreement]

RECIPIENT:

By:	/s/ Ralf Speth
Name:	Prof. Dr Sir Ralf Speth
Chairman of the Board of Directors

[Signature Page to Deferred Compensation Agreement]

RECIPIENT:

By:	/s/ Stefan Berger
Name:	Stefan Berger

[Signature Page to Deferred Compensation Agreement]

ANNEX I

Recipient’s Name	Number of Ordinary Shares
Sir Ralf Speth	25,000
Stefan Berger	25,000

Annex I